UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2021
Data I/O Corporation
(Exact name of registrant as specified in its charter)

Washington	0-10394	91-0864123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100, Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DAIO	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company               □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act □

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing third quarter 2021 results was made October 28, 2021 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.0	Press Release: Data I/O Reports Third Quarter 2021 Results

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

October 28, 2021	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Operating and Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.0	Press Release: Data I/O Reports Third Quarter 2021 Results

Joel Hatlen	Darrow Associates, Inc.
Chief Operating and Financial Officer	Jordan Darrow
Data I/O Corporation 6645 185th Ave. NE, Suite 100	(512) 551-9296 jdarrow@darrowir.com
Redmond, WA 98052
(425) 881-6444

Data I/O Reports Third Quarter 2021 Results

Equipment Sales and Recurring/Consumable Strategy
in Focus as Revenues Rise 13%

Redmond, WA – October 28, 2021 -- Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced security and data deployment solutions for microcontrollers, security ICs and memory devices, today announced financial results for the third quarter ended September 30, 2021.

Third Quarter 2021 Highlights

•       Net sales of $6.7 million, up 13% from the prior year; bookings of $5.0 million

•        Quarter-end backlog of $3.3 million

•       Gross margin as a percentage of sales of 60.7%

•       Net income of $12,000 or $0.00 earnings per share

•       Adjusted EBITDA* of $564,000

•       Cash & Equivalents of $14.2 million; no debt

•       Automotive Electronics represented 61% of third quarter 2021 bookings

•       Growth in SentriX® Security Deployment Platform supports and design wins

o   Deployed first SentriX capital equipment order with software license

*Adjusted EBITDA is a non-GAAP financial measure.  A reconciliation is provided in the tables of this press release.

Management Comments

Commenting on the third quarter ended September 30, 2021, Anthony Ambrose, President and CEO of Data I/O Corporation, said, “We are pleased to return to profitability in the third quarter.  Performance in the quarter was driven by the recovery in the automotive electronics market, solid delivery performance of our factories in challenging conditions, and continued strength in adapters.  Revenues increased 13% in the third quarter as compared to the prior year, and are up 27% year-to-date as compared to the same period in 2020.

“Bookings of $19.2 million through the first nine months of the year increased 30% over the same period of the prior year.  Third quarter bookings of $5 million were down from $8.9 million in the second quarter, which we believe reflects a pull in of orders from the third quarter into the second quarter, and pushouts from customers who had not yet secured adequate silicon supply for their planned capacity expansion.

“Adapter bookings in the third quarter of 2021 remained strong.  Our increasing installed base of PSV machines provide recurring and consumable revenues which supplement our capital equipment sales.  Additionally, we have seen customers qualifying second source designs which require new adapters from Data I/O.  We have also seen increased software and service contract bookings year-to-date, which will increase revenue as it is recognized.

“Our resilient supply chain delivered well in the third quarter.  Our factories in Redmond and Shanghai were able to ship despite global supply shortages, shipping issues, and ongoing concerns with COVID-19 in many customer locations.  Our strategy to extend our purchase commitments for the PSV family late last year has paid dividends for us and our customers.  We are maintaining lead times on the PSV family and are ready to respond to the next uptick in orders.  The industry sees a decade of 10-15% long term growth rate in silicon for the automotive electronics market, and Data I/O is extremely well positioned in this space with about 60% of our sales to the automotive industry.  While we expect some short-term turbulence in demand as silicon remains constrained, we are investing for this long-term growth trend.

“We believe the continued execution of our operational and growth strategies has positioned Data I/O as the most resilient market leader with unparalleled secure programming technologies and the strongest balance sheet.  As the automotive industry operating environment returns to more normal times, we expect to benefit from the resurgence of demand for both machines and consumables with the increase in automotive demand.  This should enable the Company to demonstrate its full earnings and cash flow leverage.”

Financial Results

Net sales in the third quarter of 2021 were $6.7 million, up 13% as compared with $5.9 million in the third quarter of 2020.  The increase from the prior year period primarily reflects higher overall demand for equipment, higher adapter usage and growing installed base of systems throughout the world.  Recurring and consumable revenues which includes adapter sales represented $2.7 million or 39% of total revenues in the third quarter 2021, as compared with $2.1 million or 35% of the lower third quarter 2020 total.

Third quarter 2021 bookings were $5.0 million, down from $5.6 million in the third quarter of the prior year.  Backlog at September 30, 2021 was approximately $3.3 million, down from $5.0 million at June 30, 2021 and up from $2.8 million at September 30, 2020.

Gross margin as a percentage of sales was 60.7% in the third quarter of 2021, as compared to 55.1% in the same period of the prior year.  The difference in gross margin as a percentage of sales primarily reflects the impact of higher sales volume on relatively fixed costs, improved factory variances and channel mix in the 2021 period.

Total operating expenses in the third quarter of 2021 were $3.9 million, as compared to operating expenses of $3.4 million in the 2020 period.  Data I/O’s R&D expenses were $1.7 million in the third quarter of 2021 and $1.6 million in the third quarter of 2020.  Selling, general and administrative expenses in the third quarter of 2021 increased by approximately $406,000 from the prior year period primarily due to higher sales commissions associated with the increased demand for programming equipment, as well as higher incentive compensation.

Net income in the third quarter of 2021 was $12,000, or $0.00 per share, compared with a net loss of ($707,000), or ($0.09) per share, for the third quarter of 2020.  Included in net loss are foreign currency transaction losses of ($26,000) for the 2021 period and ($271,000) for the third quarter of 2020.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which excludes equity compensation, was $564,000 in the third quarter of 2021, compared to Adjusted EBITDA of $169,000 in the third quarter of 2020.

Data I/O’s financial condition remained strong with cash of $14.2 million at September 30, 2021, up from $13.0 million at June 30, 2021.  The difference in the cash balance from the end of the second quarter primarily reflects the shift in working capital from accrued expenses and collection of receivables, partially offset by increased inventory related to the continued and anticipated improvement in market conditions.  Data I/O had net working capital of $18.5 million at September 30, 2021, up from $18.2 million at June 30, 2021, and $18.1 million at December 31, 2020, and continues to have no debt.

Conference Call Information

A conference call discussing financial results for the third quarter ended September 30, 2021 will follow this release today at 2 p.m. Pacific Time/5 p.m. Eastern Time.  To listen to the conference call, please dial 412-317-5788.  A replay will be made available approximately one hour after the conclusion of the call.  To access the replay, please dial 412-317-0088, access code 10160692. The conference call will also be simultaneously webcast over the Internet; visit the Webcasts and Presentations section of the Data I/O Corporation website at www.dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

About Data I/O Corporation

Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, Internet-of-Things, medical, wireless, consumer electronics, industrial controls and other electronic devices. Today, our customers use Data I/O security deployment and programming solutions to reliably, securely, and cost-effectively bring innovative new products to life. These solutions are backed by a global network of Data I/O support and service professionals, ensuring success for our customers.

Learn more at dataio.com

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, orders, deliveries, backlog and financial positions, silicon chip shortages, supply chain expectations, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statement disclaimers also apply to the global COVID-19 pandemic, including the expected effects on the Company’s business from COVID-19, the duration and scope, impact on the demand for the Company’s products, and the pace of recovery for the COVID-19 pandemic to subside. These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, installations and acceptance, accrual of expenses, coronavirus related business interruptions, changes in economic conditions, part shortages and other risks including those described in the Company's filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA, Adjusted EBITDA excluding equity compensation and impairment & related charges, and Adjusted gross margin should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

-     tables follow     -

DATA I/O CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net Sales	$6,730	$5,947	$19,478	$15,387
Cost of goods sold	2,642	2,670	8,215	6,887
Gross margin	4,088	3,277	11,263	8,500
Operating expenses:
Research and development	1,730	1,567	5,009	4,763
Selling, general and administrative	2,216	1,810	6,332	5,324
Total operating expenses	3,946	3,377	11,341	10,087
Operating income(loss)	142	(100)	(78)	(1,587)
Non-operating income:
Interest income	8	4	11	13
Foreign currency transaction gain (loss)	(26)	(271)	(64)	(302)
Total non-operating income(loss)	(18)	(267)	(53)	(289)
Income(loss) before income taxes	124	(367)	(131)	(1,876)
Income tax (expense) benefit	(112)	(340)	(219)	(442)
Net income(loss)	$12	($707)	($350)	($2,318)

Basic earnings(loss) per share	$0.00	($0.09)	($0.04)	($0.28)
Diluted earnings(loss) per share	$0.00	($0.09)	($0.04)	($0.28)
Weighted-average basic shares	8,621	8,394	8,519	8,305
Weighted-average diluted shares	8,760	8,394	8,519	8,305

DATA I/O CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(UNAUDITED)

	September 30, 2021	December 31, 2020

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,241	$14,167
Trade accounts receivable, net of allowance for
doubtful accounts of $84 and $66, respectively	4,051	2,494
Inventories	6,050	5,270
Other current assets	518	1,319
TOTAL CURRENT ASSETS	24,860	23,250

Property, plant and equipment – net	940	1,216
Other assets	1,454	1,126
TOTAL ASSETS	$27,254	$25,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,527	$1,245
Accrued compensation	2,206	1,509
Deferred revenue	1,223	1,068
Other accrued liabilities	1,281	1,307
Income taxes payable	141	62
TOTAL CURRENT LIABILITIES	6,378	5,191

Operating lease liabilities	942	588
Long-term other payables	221	174

COMMITMENTS	-	-

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 8,621,007 shares as of September 30,
2021 and 8,416,335 shares as of December 31, 2020	20,608	20,071
Accumulated earnings	(1,806)	(1,456)
Accumulated other comprehensive income	911	1,024
TOTAL STOCKHOLDERS’ EQUITY	19,713	19,639
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$27,254	$25,592

DATA I/O CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
(in thousands)
Net Income (loss)	$12	($707)	($350)	($2,318)
Interest (income)	(8)	(4)	(11)	(13)
Taxes	112	340	219	442
Depreciation and amortization	168	174	516	620
EBITDA earnings (loss)	$284	($197)	$374	($1,269)

Equity compensation	280	366	960	1,096

Adjusted EBITDA earnings (loss)	$564	$169	$1,334	($173)